As filed with the Securities and Exchange Commission on May 18, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELEDON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1000967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

(949) 238-8090

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David-Alexandre C. Gros, M.D.

Chief Executive Officer

Eledon Pharmaceuticals, Inc.

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

(949) 238-8090

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark Peterson

Shelly Heyduk

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(949) 823-6900

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 18, 2023

PROSPECTUS

75,757,590 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus relates to the resale from time to time of up to 75,757,590 shares of our common stock, $0.001 par value per share (the “Shares”), by the selling stockholders identified in this prospectus (collectively with any of the holders’ transferees, pledgees, donees or successors, the “Selling Stockholders”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between Eledon Pharmaceuticals, Inc. (the ‘‘Company’’) and the Selling Stockholders, which consist of (i) 8,730,168 shares of our common stock held by the Selling Stockholders, (ii) 6,421,350 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock held by certain Selling Stockholders (“Pre-Funded Warrants”), (iii) 15,151,518 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our common stock (or Pre-Funded Warrants in lieu thereof) held by the Selling Stockholders (“Common Warrants”), (iv) 20,202,024 shares of our common stock issuable to the Selling Stockholders in a second closing (or upon the exercise of Pre-Funded Warrants issued in such closing) upon the satisfaction of specified conditions set forth in the Purchase Agreement, and (v) 25,252,530 shares of our common stock issuable to the Selling Stockholders in a third closing (or upon the exercise of Pre-Funded Warrants issued in such closing) upon the satisfaction of specified conditions set forth in the Purchase Agreement. The Shares, Pre-Funded Warrants and Common Warrants described in the preceding sentence were issued in an initial closing of a private placement completed on May 5, 2023 or will be issuable in the second or third closing of the private placement as described above, in each case pursuant to the Purchase Agreement.

Sales of the Shares by the Selling Stockholders may occur at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may sell Shares to or through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Shares, or both. If required, the number of Shares to be sold, the public offering price of those Shares, the names of any underwriters, broker dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Shares hereunder.

The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares. We will, however, receive the cash exercise price of $0.001 per share for the exercise of any Pre-Funded Warrants, $3.00 per share for the exercise of any Common Warrants (less $0.001 for any Common Warrants exercised for Pre-Funded Warrants in lieu of shares of common stock) and, subject to the satisfaction of the specified conditions set forth in the Purchase Agreement, $2.31 per share for the additional shares of our common stock (or Pre-Funded Warrants in lieu thereof) issuable in the second or third closing of the private placement as described above. If any of the Pre-Funded Warrants or Common Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable Selling Stockholder upon any such exercise.

We are paying the cost of registering the Shares covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the Shares.

The Company’s common stock is traded on The Nasdaq Capital Market under the symbol “ELDN.” On May 17, 2023, the closing sale price of our common stock was $2.25 per share.

Our executive offices are located at 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612, and our telephone number is (949) 238-8090.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                 2023.

ABOUT THIS PROSPECTUS

You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities of Eledon Pharmaceuticals, Inc. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for additional information. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus, or in any document incorporated by reference, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, references to the terms “Eledon,” “our,” “us,” “we,” or the “Company” refer to Eledon Pharmaceuticals, Inc. (formerly Novus Therapeutics, Inc.) and all wholly owned subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Any statements other than statements of historical or current fact in this prospectus are forward looking statements. In some instances, you can identify forward-looking statements by the use of words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “predicts,” “projects,” “targets,” “could,” “may,” and similar expressions, although not all forward-looking statements include such identifying words. Forward-looking statements include, but are not limited to statements regarding our product development plans, expectations for and the timing of commencement, enrollment, completion, data, and release of results of clinical trials for our product candidates; our estimates regarding expenses, capital requirements and needs for additional financing; our strategies with respect to our preclinical and clinical development programs; our plans, strategy and timing to obtain and maintain regulatory approvals of our product candidates; our review of strategic alternatives and the outcome of such review; expectations about our future financial performance or condition; and expectations regarding the potential offer and sale of any securities under this registration statement.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors. These risks and uncertainties, as well as other risks and uncertainties that could cause the Company’s actual results to differ significantly from the forward-looking statements contained herein, are discussed in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission (the “SEC” or “Commission”), which can be found at www.sec.gov. Any forward-looking statements contained in this prospectus speak only as of the date hereof and not of any future date, and the Company expressly disclaims any intent to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

Overview

Eledon is a clinical stage biopharmaceutical company using its immunology expertise in targeting the CD40 Ligand (CD40L, also called CD154) pathway to develop therapies to protect transplanted organs and prevent transplanted organ rejection, and to treat amyotrophic lateral sclerosis (“ALS”). The Company’s lead compound in development is tegoprubart, an IgG1, anti-CD40L antibody with high affinity for CD40 Ligand, a well-validated biological target that we believe has broad therapeutic potential.

In September 2020, we acquired Anelixis Therapeutics, Inc., a Delaware corporation (“Anelixis”), the company that owned and controlled the intellectual property related to tegoprubart.

Tegoprubart is engineered to potentially both improve safety and provide pharmacokinetic, pharmacodynamic, and dosing advantages compared to other anti-CD40 approaches. The CD40L/CD40 pathway is recognized for its prominent role in immune regulation. CD40L is primarily expressed on activated CD4+ T cells, platelets and endothelial cells while the CD40 receptor is constitutively expressed on antigen presenting cells such as macrophages and dendritic cells, as well as B cells. By blocking CD40L and not the CD40 receptor, tegoprubart inhibits both the CD40 and CD11 costimulatory signaling pathways, providing the potential for improved efficacy compared to anti-CD40 receptor approaches. Blocking CD40L also increases polarization of CD4+ lymphocytes to Tregs, a specialized subpopulation of T cells that act to suppress an immune response, thus creating a more tolerogenic environment, which may play a therapeutic role in the prevention of allograft rejection after solid organ transplantation and in the treatment of autoimmune diseases.

Tegoprubart is designed to negate the risk of thrombolytic events seen in the first generation of anti-CD40L antibodies by introducing structural modifications that have been shown in preclinical models to eliminate binding to the Fcy receptors associated with platelet activation without altering the binding of tegoprubart to CD40L. In non-human primate studies, dosing of tegoprubart up to 200 mg/kg per week for 26 weeks, demonstrated no adverse events regarding coagulation, platelet activation or thromboembolism.

Our business strategy is to optimize the clinical and commercial value of tegoprubart and become a global biopharmaceutical company with a focused immunology franchise. Our original strategy was to develop tegoprubart in up to four indications: ALS, prevention of kidney allograft rejection, prevention of islet cell allograft rejection, and IgA Nephropathy (“IgAN”). We selected our indications based on preclinical and clinical data that was generated with either tegoprubart or historical anti-CD40L molecules. In January 2023, we announced our decision to prioritize resources on our kidney transplantation programs, discontinue the islet cell transplantation program, and deprioritize the IgAN program which is currently being discontinued. We remain committed to further progressing ALS clinical development and are working with key stakeholders on potential next steps to do so.

In January 2023, we entered into a collaborative research agreement with eGenesis, Inc. (“eGenesis”), under which eGenesis will gain access to tegoprubart for preclinical xenotransplantation studies in support of eGenesis’ kidney and heart programs.

Private Placement

On April 28, 2023, Eledon entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to issue and sell to the Selling Stockholders in a private placement: (a) in an initial closing, which closing occurred on May 5, 2023, (i) 8,730,168 shares of the Company’s common stock, (ii) Pre-Funded Warrants exercisable for up to an aggregate of 6,421,350 shares of the Company’s common stock, and (iii) Common Warrants exercisable for up to an aggregate of 15,151,518 shares of the Company’s common stock (or Pre-Funded Warrants in lieu thereof); (b) in a second closing, subject to certain conditions set forth in the

Purchase Agreement, 20,202,024 shares of common stock (or Pre-Funded Warrants in lieu thereof); and (c) in a third closing, subject to certain conditions set forth in the Purchase Agreement, 25,252,530 shares of common stock (or Pre-Funded Warrants in lieu thereof), in each case subject to customary adjustments as provided in the Purchase Agreement, Pre-Funded Warrant or Common Warrant, as applicable. Each Common Warrant has an exercise price of $3.00 per share and expires five years after issuance. The Pre-Funded Warrants are exercisable immediately upon issuance and until exercised in full.

The second and third closings under the Purchase Agreement have mandatory funding conditions whereby the Selling Stockholders have committed to purchase shares of our common stock (or Pre-Funded Warrants) in the second and third closings upon the satisfaction of specified clinical trial milestones and volume weighted average share price levels and trading volume conditions.

A Selling Stockholder may not exercise any portion of a Pre-Funded Warrant, and may only exercise any portion of a Common Warrant for Pre-Funded Warrants rather than common stock, to the extent such exercise for common stock would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed a beneficial ownership limitation specified by each Selling Stockholder upon issuance of the applicable Pre-Funded Warrants and Common Warrants (which was generally set at 4.99% or 9.99% of our then outstanding common stock following such exercise). In addition, under the terms of the Purchase Agreement, a Selling Stockholder will receive Pre-Funded Warrants in lieu of common stock in the second and third closings to the extent the common stock would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed the applicable beneficial ownership limitation following such issuance. Upon at least 61 days’ prior notice from the holder to the Company, a holder may increase the applicable beneficial ownership limitation, but in no case above 19.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise to the extent required under Nasdaq Marketplace Rules.

The securities issued and issuable pursuant to the Purchase Agreement were not initially registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

In connection with the private placement, the Company also entered into a registration rights agreement, dated April 28, 2023 (the “Registration Rights Agreement”), with the Selling Stockholders, pursuant to which, among other things, the Company agreed to prepare and file with the SEC, within 20 days after the date of the Registration Rights Agreement, a registration statement to register for resale the shares of our common stock issued and issuable under the Purchase Agreement and the shares of our common stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants issued and issuable under the Purchase Agreement, and to cause the registration statement to become effective within a specified time after its initial filing with the SEC.

Corporate Information

We were incorporated under the laws of the State of Delaware on March 26, 2004 under the name Tokai Pharmaceuticals, Inc. and we changed our name to Novus Therapeutics on May 9, 2017. On September 14, 2020, we acquired Anelixis, after which Anelixis became a wholly owned subsidiary of the Company. On January 4, 2021, we changed our name from Novus Therapeutics, Inc. to Eledon Pharmaceuticals, Inc.

Our executive offices are located at 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612. We also have a research and development office in Burlington, Massachusetts. Our telephone number is (949) 238-8090 and our website is www.eledon.com. The information contained in, or accessible through, our website does not constitute part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference, together with the other information contained in this prospectus and in our filings with the SEC that we have incorporated by reference in this prospectus. We expect to update these Risk Factors from time to time in the periodic and current reports we file with the SEC after the date of this prospectus. These updated Risk Factors will be incorporated by reference in this prospectus. If any of these risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

The proceeds from the resale of the Shares under this prospectus are solely for the accounts of the Selling Stockholders. We will not receive any proceeds from the sale of Shares under this prospectus. We will, however, receive the cash exercise price of $0.001 per share for the exercise of any Pre-Funded Warrants, $3.00 per share for the exercise of any Common Warrants (less $0.001 for any Common Warrants exercised for Pre-Funded Warrants in lieu of shares of common stock) and, subject to the satisfaction of the specified conditions set forth in the Purchase Agreement, $2.31 per share for the additional shares of our common stock (or Pre-Funded Warrants in lieu thereof) issuable in the second or third closing of the private placement as described herein. If any of the Pre-Funded Warrants or Common Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable Selling Stockholder upon any such exercise. We expect to use the proceeds received from the cash exercise of the Pre-Funded Warrants and Common Warrants and the issuance of common stock in the second and third closing, if any, for working capital and general corporate purposes, including the clinical development of our lead asset, tegoprubart.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those issued or issuable pursuant to the terms of the Purchase Agreement, consisting of shares of our common stock (i) issued to the Selling Stockholders in the initial closing of the Purchase Agreement, (ii) issuable to the Selling Stockholders upon exercise of the outstanding Pre-Funded Warrants to purchase shares of our common stock issued to certain Selling Stockholders in the initial closing of the Purchase Agreement, (iii) issuable to the Selling Stockholders upon exercise of the outstanding Common Warrants to purchase shares of our common stock (or Pre-Funded Warrants in lieu thereof) issued to the Selling Stockholders in the initial closing of the Purchase Agreement, and (iv) issuable to the Selling Stockholders in the second and third closings of the Purchase Agreement upon the satisfaction of specified conditions set forth in the Purchase Agreement (or upon the exercise of Pre-Funded Warrants issued in such closings). We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the Shares, Pre-Funded Warrants and Common Warrants and as otherwise described below under “Certain Relationships with the Selling Stockholders,” the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our common stock by each of the Selling Stockholders. In accordance with the terms of the Registration Rights Agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders pursuant to the Purchase Agreement, (ii) the maximum number of shares of common stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants issued or issuable pursuant to the Purchase Agreement and (iii) the maximum number of shares of common stock issuable in the second and third closings of the Purchase Agreement upon the satisfaction of specified conditions set forth in the Purchase Agreement, determined as if the Pre-Funded Warrants and Common Warrants issued and issuable under the Purchase Agreement were exercised in full and all shares issuable upon the satisfaction of the conditions set forth in the Purchase Agreement had been issued, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Pre-Funded Warrants or Common Warrants.

Under the terms of the Pre-Funded Warrants and Common Warrants, a Selling Stockholder may not exercise any portion of a Pre-Funded Warrant, and may only exercise any portion of a Common Warrant for Pre-Funded Warrants rather than common stock, to the extent such exercise for common stock would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed a beneficial ownership limitation specified by each Selling Stockholder upon issuance of the applicable Pre-Funded Warrants and Common Warrants (which was generally set at 4.99% or 9.99% of our then outstanding common stock following such exercise). In addition, under the terms of the Purchase Agreement, a Selling Stockholder will receive Pre-Funded Warrants in lieu of common stock in the second and third closings to the extent the common stock would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed the applicable beneficial ownership limitation following such issuance. Upon at least 61 days’ prior notice from the holder to the Company, a holder may increase the applicable beneficial ownership limitation, but in no case above 19.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise to the extent required under Nasdaq Marketplace Rules. For purposes of the table below, we have assumed that the Selling Stockholders will be able to sell in this offering all shares of common stock issued or issuable pursuant to the Purchase Agreement or upon the exercise of any Pre-Funded Warrants or Common Warrants issued or issuable to the Selling Stockholder without regard to any beneficial ownership limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of May 17, 2023 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.

We are relying on written commitments from the Selling Stockholders to notify us of any changes in their beneficial ownership after the date they originally provided this information. See “Plan of Distribution.”

	Shares of Common Stock Owned Prior to Offering (2)	Maximum Shares of Common Stock to be Sold Pursuant to this Prospectus (3)			Shares of Common Stock Owned After Offering (7)
Name of Selling Stockholder (1)		Initial Closing (4)	Second Closing (5)	Third Closing (6)	Number	Percentage
Entities affiliated with BVF Partners L.P. (8)	31,547,475	11,688,306	7,792,204	9,740,255	9,678,975	9.99%
Armistice Capital Master Fund Ltd. (9)	24,134,626	9,610,770	6,407,180	8,008,975	107,701	*
JDRF T1D Fund, LLC (10)	5,411,250	2,164,500	1,443,000	1,803,750	—	*
Sanofi Research Invest LLC	4,074,900	1,629,960	1,086,640	1,358,300	—	*
Entities affiliated with Shalom Auerbach (11)	1,948,050	779,220	519,480	649,350	—	*
Entities affiliated with Steven Berger (12)	1,667,475	649,350	432,900	541,125	44,100	*
Bigger Capital Fund, LP (13)	1,623,375	649,350	432,900	541,125	—	*
Entities affiliated with Thomas A.Satterfield, Jr. (14)	1,128,218	281,382	187,588	234,485	424,763	*
Shaf QIC, LLC (15)	1,082,250	432,900	288,600	360,750	—	*
Marcia Kent Spousal Lifetime Access TR DTD 12/24/12 (16)	749,860	259,740	173,160	216,450	100,510	*
Nico P. Pronk (17)	742,969	216,450	144,300	180,375	201,844	*
District 2 Capital Fund LP (18)	649,350	259,740	173,160	216,450	—	*
Blu-G Nevada Par Equity LLC dba BGN Investing 1 (19)	567,236	216,450	144,300	180,375	26,111	*
Surfside Angels LLC (20)	432,900	173,160	115,440	144,300	—	*
Diana Fernandez (21)	360,550	129,870	86,580	108,225	35,875	*
JMAG 2602 LLC (22)	358,102	129,870	86,580	108,225	33,427	*
The Cornelis F. Wit Revocable Living Trust, Cornelis F Wit, Trustee (23)	317,980	86,580	57,720	72,150	101,530	*
The Rohlinger Family Living Trust 2/14/2008 (24)	292,601	86,580	57,720	72,150	76,151	*
Nathan Snyder (25)	259,308	86,580	57,720	72,150	42,858	*
Ivonne Maria Letschert Declaration of Revocable Living Trust of Ivonne Letschert (26)	249,973	86,580	57,720	72,150	33,523	*
Deschutes I, LP (27)	239,766	86,580	57,720	72,150	23,316	*
Hans J.J. Bos (28)	238,824	86,580	57,720	72,150	22,374	*
TJ Brown Living Trust (29)	234,692	86,580	57,720	72,150	18,242	*
Adam Kent (30)	224,550	86,580	57,720	72,150	8,100	*
Nathan W. Cali (31)	219,527	36,348	24,232	30,290	128,657	*
Richard Friedman 2008 Revocable Trust (32)	216,450	86,580	57,720	72,150	—	*
Steven Zakharyayev	216,450	86,580	57,720	72,150	—	*
Christopher B. Warren (33)	152,444	43,290	28,860	36,075	44,219	*
Blu-B Nevada Par Equity LLC dba BBN Investing 1 (34)	108,225	43,290	28,860	36,075	—	*
Erica Kent (35)	108,225	43,290	28,860	36,075	—	*

TOTAL:		30,303,036	20,202,024	25,252,530

*	Less than one percent (1%) of the Company’s outstanding common stock.
(1)

If required, information about other selling stockholders, except for any future transferees, pledgees, donees or successors of the Selling Stockholders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.
(2)

Consists of the maximum number of Shares of common stock being offered pursuant to this prospectus by each applicable Selling Stockholder and, if applicable, any other shares of Eledon common stock beneficially owned by such Selling Stockholder as of May 17, 2023.

(3)

The maximum Shares of common stock being offered pursuant to this prospectus by the Selling Stockholders consists of the number of shares of common stock issued or issuable to the Selling Stockholder pursuant to the Purchase Agreement, assuming that (i) all Pre-Funded Warrants and Common Warrants issued and issuable under the Purchase Agreement were exercised in full, and (ii) all shares issuable to the Selling Stockholders in subsequent closings upon the satisfaction of specified conditions set forth in the Purchase Agreement (or upon the exercise of Pre-Funded Warrants issued in such closings) had been issued, in each case as of the trading day immediately preceding such date and without regard to any applicable beneficial ownership limitations under the Pre-Funded Warrants, Common Warrants or Purchase Agreement.

(4)

Consists of the shares of common stock issued to the Selling Stockholders at the initial closing under the Purchase Agreement and the shares of common stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants issued to the Selling Stockholders at such closing.

(5)

Consists of the shares of common stock issuable to the Selling Stockholders in a second closing upon the satisfaction of specified conditions set forth in the Purchase Agreement (or upon the exercise of Pre-Funded Warrants issued in such closing).

(6)

Consists of the shares of common stock issuable to the Selling Stockholders in a third closing upon the satisfaction of specified conditions set forth in the Purchase Agreement (or upon the exercise of Pre-Funded Warrants issued in such closing).

(7)

Assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus without regard to any beneficial ownership limitations applicable to the ownership of such Shares and that the Selling Stockholders buy or sell no additional shares of common stock prior to the completion of the offering. The beneficial ownership numbers and percentages give effect to the impact of any beneficial ownership limitations applicable to any other securities owned by the Selling Stockholders as described in the footnotes herein.

(8)

The number of shares of common stock being offered pursuant to this prospectus consists of the following: (i) an aggregate of 15,420,450 shares of common stock being offered pursuant to this prospectus by Biotechnology Value Fund, L.P. (“BVF”), (ii) an aggregate of 12,231,045 shares of common stock being offered pursuant to this prospectus by Biotechnology Value Fund II, L.P. (“BVF2”), (iii) an aggregate of 1,261,455 shares of common stock being offered pursuant to this prospectus by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), and (iv) an aggregate of 307,815 shares of common stock being offered pursuant to this prospectus by MSI BVF SPV, LLC (“MSI BVF” and, together with BVF, BVF2 and Trading Fund OS, the “BVF Stockholders”), without regard to any beneficial ownership limitations applicable to the ownership of such Shares. Based on information provided to the Company by the Selling Stockholder and information provided in a Schedule 13G/A filed by BVF on January 28, 2022, the number of shares of common stock in the columns “Shares of Common Stock Owned Prior to the Offering” and “Shares of Common Stock Owned After Offering” also include the following: (i) 1,274,973 shares of common stock held by BVF, (ii) 975,412 shares of common stock held by BVF2, (iii) 58,688 shares of common stock held by Trading Fund OS, and (iv) 17,637 shares of common stock held in a certain Partners Managed Account through MSI BVF (the “Partners Managed Account”). BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the investment manager of BVF, BVF2, Trading Fund OS and MSI BVF, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS and held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF, Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS, and held in the Partners Managed Account. The shares reported under “Shares of Common Stock Owned Prior to Offering” in the table do not include shares of common stock issuable upon conversion of convertible preferred stock and certain warrants held by certain of the foregoing entities. Such convertible preferred stock and warrants are each subject to a beneficial ownership limitation of 9.99%, which does not permit the foregoing entities to convert or exercise that portion of the convertible preferred stock or warrants, as applicable, that would result in the entities owning, after conversion or exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The shares of common stock issuable upon conversion of such convertible preferred stock and warrants are included under “Shares of Common Stock Owned After Offering” to the extent such shares do not exceed the 9.99% beneficial ownership limitation.
(9)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 107,701 shares of common stock that may be acquired upon exercise of common stock warrants previously issued to the Selling Stockholder. Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund, and Steven Boyd, as the Managing Member of Armistice Capital, may be deemed to beneficially own the shares owned by the Selling Stockholder. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation.

(10)	Based on information provided to the Company by the Selling Stockholder, Steven St. Peter may be deemed to beneficially own the shares owned by the Selling Stockholder.
(11)

Consists of (i) an aggregate of 1,406,925 shares of common stock being offered pursuant to this prospectus by Newco DE 22 Inc. and (ii) an aggregate of 541,125 shares of common stock being offered pursuant to this prospectus by Riverside Investments Group LLC. Based on information provided to the Company by the Selling Stockholders, Shalom Auerbach may be deemed to beneficially own the shares owned by the Selling Stockholders.

(12)

The number of shares of common stock being offered pursuant to this prospectus consists of the following: (i) an aggregate of 541,125 shares of common stock being offered pursuant to this prospectus by PEAS Trust, dtd 12/27/2012, (ii) an aggregate of 541,125 shares of common stock being offered pursuant to this prospectus by SEAS Trust, dtd 12/27/2012 and (iii) an aggregate of 541,125 shares of common stock being offered pursuant to this prospectus by PASE Trust. Based on information provided to the Company by the Selling Stockholders, the number of shares of common stock in the column “Shares of Common Stock Owned Prior to the Offering” includes, and the number of shares of common stock in the column “Shares of Common Stock Owned After Offering” consists of, the following: (i) 22,050 shares of common stock held by PEAS Trust, dtd 12/27/2012 and (ii) 22,050 shares of common stock held by SEAS Trust, dtd 12/27/2012. Steven Berger may be deemed to beneficially own the shares owned by the Selling Stockholders.

(13)	Based on information provided to the Company by the Selling Stockholder, Michael Bigger may be deemed to beneficially own the shares owned by the Selling Stockholder.

(14)

The number of shares of common stock being offered pursuant to this prospectus consists of the following: (i) an aggregate of 432,900 shares of common stock being offered pursuant to this prospectus by AG Family LP, (ii) an aggregate of 162,330 shares of common stock being offered pursuant to this prospectus by Tomsat Investment & Trading and (iii) an aggregate of 108,225 shares of common stock being offered pursuant to this prospectus by Thomas A. Satterfield Rev Trust. Based on information provided to the Company by the Selling Stockholders, the number of shares of common stock in the columns “Shares of Common Stock Owned Prior to the Offering” and “Shares of Common Stock Owned After Offering” also include the following: (i) 165,000 shares of common stock held by AG Family LP, (ii) 48,063 shares of common stock held by Tomsat Investment & Trading and (iii) 27,500 shares of common stock held by Thomas A. Satterfield Rev Trust. Thomas A. Satterfield, Jr. may be deemed to beneficially own the shares owned by the Selling Stockholders.

(15)	Based on information provided to the Company by the Selling Stockholder, Jonathan S. Shafmaster may be deemed to beneficially own the shares owned by the Selling Stockholder.
(16)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 100,510 shares of common stock. Howard Kent may be deemed to beneficially own the shares owned by the Selling Stockholder. Howard Kent is the father of Selling Stockholders Adam Kent and Erica Kent.

(17)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 85,224 shares of common stock and 116,620 shares of common stock that may be acquired upon exercise of a common stock warrant previously issued to the Selling Stockholder.

(18)	Based on information provided to the Company by the Selling Stockholder, Michael Bigger may be deemed to beneficially own the shares owned by the Selling Stockholder.
(19)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 26,111 shares of common stock. Charles-Edouard Gros, who is the brother of Eledon’s Chief Executive Officer, David-Alexandre Gros, may be deemed to beneficially own the shares owned by the Selling Stockholder.

(20)	Based on information provided to the Company by the Selling Stockholder, Scher Zalmi Duchman may be deemed to beneficially own the shares owned by the Selling Stockholder.
(21)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 35,875 shares of common stock.

(22)	Based on information provided to the Company by the Selling Stockholder, Andres E. Garcia may be deemed to beneficially own the shares owned by the Selling Stockholder.
(23)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 101,530 shares of common stock. Cornelis F. Wit may be deemed to beneficially own the shares owned by the Selling Stockholder.

(24)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 76,151 shares of common stock. George Rohlinger may be deemed to beneficially own the shares owned by the Selling Stockholder.

(25)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 42,858 shares of common stock.

(26)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 33,523 shares of common stock. Ivonne Letschert may be deemed to beneficially own the shares owned by the Selling Stockholder.

(27)

Based on information provided to the Company by the Selling Stockholder, the number of shares of common stock in the column “Shares of Common Stock Owned Prior to the Offering” includes, and the number of shares of common stock in the column “Shares of Common Stock Owned After Offering” consists of, 23,316 shares of common stock owned by the Selling Stockholder or its affiliate. Robert J. Levitt may be deemed to beneficially own the shares owned by the Selling Stockholder or its affiliate.

(28)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 22,374 shares of common stock.

(29)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 18,242 shares of common stock. Toliver Jackson Brown, Jr. may be deemed to beneficially own the shares owned by the Selling Stockholder.

(30)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 8,100 shares of common stock. The Selling Stockholder is the brother of Erica Kent, a Selling Stockholder, and the son of Howard Kent, who may be deemed to beneficially own the shares owned by Selling Stockholder Marcia Kent Spousal Lifetime Access TR DTD 12/24/12.

(31)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 15,333 shares of common stock and 113,324 shares of common stock that may be acquired upon exercise of a common stock warrant previously issued to the Selling Stockholder.

(32)	Based on information provided to the Company by the Selling Stockholder, Richard Friedman may be deemed to beneficially own the shares owned by the Selling Stockholder.
(33)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 44,219 shares of common stock.

(34)	Based on information provided to the Company by the Selling Stockholder, Shlomo Boehm may be deemed to beneficially own the shares owned by the Selling Stockholder.
(35)

Based on information provided to the Company by the Selling Stockholder, the Selling Stockholder is the sister of Adam Kent, a Selling Stockholder, and the daughter of Howard Kent, who may be deemed to beneficially own the shares owned by Selling Stockholder Marcia Kent Spousal Lifetime Access TR DTD 12/24/12.

Certain Relationships with the Selling Stockholders

Registration Rights Agreement

On April 28, 2023, in connection with the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Selling Stockholders. Pursuant to the Registration Rights Agreement, the Company agreed, among other things, to prepare and file with the SEC a registration statement to register for resale the shares of our common stock issued and issuable to the Selling Stockholders pursuant to the Purchase Agreement and to cause the registration statement to become and remain effective within the time periods specified in the Registration Rights Agreement. We have also agreed, among other things, to indemnify the Selling Stockholders and their officers, directors, members, partners, agents, brokers, investment advisors and employees from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

Prior Financing Activities

September 2020 Stock Purchase Agreement

On September 14, 2020, Eledon entered into a Stock Purchase Agreement (the “Series X1 Purchase Agreement”) with certain institutional and accredited investors. Pursuant to the Series X1 Purchase Agreement, Eledon sold an aggregate of approximately 199,112 shares of Series X1 non-voting Convertible Preferred Stock (“Series X1

Preferred Stock”) for an aggregate purchase price of approximately $99.1 million. Each share of Series X1 Preferred Stock is convertible into 55.5556 shares of the Company’s common stock; subject to certain limitations, including, that the holder will be prohibited from converting Series X1 Preferred Stock into common stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares of common stock above a conversion blocker, which is initially set at 9.99% of the total common stock then issued and outstanding immediately following the conversion of such shares of Series X1 Preferred Stock. In addition, on December 23, 2020, following the satisfaction of certain incremental closing conditions, including stockholder approval of the issuance of common stock upon conversion of the Series X1 Preferred Stock and the effective registration of the resale of the common stock with the SEC, Eledon sold an additional 1,004,111 shares of its common stock pursuant to the Series X1 Purchase Agreement for gross proceeds of $9.0 million. Certain of the Selling Stockholders participated as investors in the Series X1 Purchase Agreement transactions described above, including certain of the BVF Stockholders, Surfside Angels LLC, Tomsat Investments & Trading Co., Inc. and District 2 Capital Fund LP.

2020 Common Stock Exchange Agreements

On February 13, 2020, Eledon entered into an exchange agreement with certain of the BVF Stockholders, pursuant to which such stockholders exchanged 210,888 shares of the Company’s common stock for 3,796 shares of newly designated Series X non-voting Convertible Preferred Stock (the “Series X Preferred Stock”). Each share of Series X Preferred Stock is convertible into 55.5556 shares of common stock at the option of the holder at any time; subject to certain limitations, including, that the holder will be prohibited from converting Series X Preferred Stock into common stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares of common stock above a conversion blocker, which is initially set at 9.99% of the total common stock then issued and outstanding immediately following the conversion of such shares of Series X Preferred Stock. The Company agreed to reimburse the BVF Stockholders for their expenses in connection with the exchange up to a total of $25,000.

On June 1, 2020 and June 10, 2020, certain of the BVF Stockholders converted a total of 3,285 shares of Series X Preferred Stock into 182,500 shares of common stock.

December 2020 Exchange Agreements

On December 31, 2020, Eledon entered into an exchange agreement with certain stockholders, including the BVF Stockholders, pursuant to which such stockholders exchanged 344,666 shares of the Company’s common stock, for 6,203.98 shares of Series X Preferred Stock.

In addition, on December 31, 2020, Eledon entered into an exchange agreement with the BVF Stockholders, pursuant to which such stockholders exchanged 509,117 shares of the Company’s common stock for one or more pre-funded warrants to purchase an aggregate of 509,117 shares of the Company’s common stock at a nominal exercise price.

September 2021 Exchange Agreements

On September 21, 2021, Eledon issued warrants exercisable for 298,692 shares of common stock in exchange for warrants exercisable for 5,376.456 shares of Series X1 Preferred Stock previously issued in connection with the Company’s acquisition of Anelixis in September 2021. These Series X1 Preferred Stock warrants were replaced by the Company for the outstanding warrants issued by Anelixis that were not settled upon completion of the merger. Selling Stockholders Nico P. Pronk and Nathan Cali participated in the September 2021 exchanges.

January 2022 Exchange Agreement

On January 11, 2022, Eledon entered into an exchange agreement with the BVF Stockholders, pursuant to which such stockholders exchanged 550,000 shares of the Company’s common stock for 9,899.99 shares of Series X1 Preferred Stock.

Board Observers

From July 2021 to March 2022, Arman Gupta, an employee of BVF Partners L.P., an affiliate of the BVF Stockholders, served as a non-voting observer on the board of directors of the Company.

From December 2019 to September 2020, Selling Stockholder Nathan Cali served as a non-voting observer of the board of directors of Anelixis.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares covered hereby on any of the following markets or exchanges on which our common stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing), or on any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule (“Rule 144”), or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the Shares to broker dealers that in turn may sell such shares. The Selling Stockholders may also enter into option or other transactions with broker dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker dealer or other financial institution of the Shares offered by this prospectus, which securities such broker dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the date that all Shares covered by this registration statement (i) have been sold, hereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California.

EXPERTS

KMJ Corbin & Company LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included in our Annual Report on Form 10-K for the year ended December 31, 2022 as set forth in their report (which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on KMJ Corbin & Company LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC, and we have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement, its exhibits and schedules and our reports, proxies, information statements and other information filed with the SEC.

Our filings are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov. We also maintain a website at www.eledon.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of the registration statement of which this prospectus forms a part and prior to its effectiveness and until the end of any offerings under this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2023 Annual Meeting of Stockholders filed with the SEC on May 1, 2023;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC on May 11, 2023;

•	Our Current Report on Form 8-K dated April 26, 2023;

•

The description of our common stock contained in Exhibit 4.5 of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as well as any subsequent amendments or reports filed for the purpose of updating such description; and

•

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the original registration statement of which this prospectus forms a part and prior to its effectiveness, provided that all documents “furnished” by the Company to the SEC and not “filed” are not deemed incorporated by reference herein.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Eledon Pharmaceuticals, Inc., 19900 MacArthur Boulevard, Suite 550, Irvine, California 92612, telephone: (949) 238-8090.

75,757,590 Shares of Common Stock

Offered by the Selling Stockholders

PROSPECTUS

            , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the SEC registration fee.

SEC Registration Fee	$18,867.58
Accountants Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Miscellaneous	$20,000

Total	$98,867.58

Item 15. Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation provides for the elimination of personal monetary liability of directors to the fullest extent permissible under Delaware law. Delaware law does not permit the elimination or limitation of director monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the willful or negligent payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv) transactions in which the director received an improper personal benefit.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify, on certain terms and conditions, any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. The Certificate of Incorporation and Bylaws of the Company require the Company to indemnify the Company’s directors and officers to the fullest extent permitted under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Novus Therapeutics, Inc., a Delaware corporation, dated September 22, 2014 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on September 26, 2014)

4.2	Certificate of Amendment to Certificate of Incorporation of Novus Therapeutics, Inc. (effecting, among other things a reverse stock-split), filed with the Secretary of the State of Delaware on May 9, 2017 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on May 15, 2017)

Exhibit No.	Description

4.3	Certificate of Amendment to Certificate of Incorporation of Novus Therapeutics, Inc. (effecting, among other things a change in the corporation’s name to “Novus Therapeutics, Inc.”), filed with the Secretary of the State of Delaware on May 9, 2017 (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on May 15, 2017)

4.4	Certificate of Amendment to the Restated Certificate of Incorporation of Novus Therapeutics, Inc. (effecting, among other things a reverse stock-split), effective as of October 5, 2020 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on October 6, 2020)

4.5	Certificate of Amendment to the Restated Certificate of Incorporation of Novus Therapeutics, Inc. (effecting, among other things a change in the corporation’s name to “Eledon Pharmaceuticals, Inc.”), effective as of January 5, 2021 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on January 5, 2021)

4.6	Amended and Restated Bylaws of Eledon Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on January 5, 2021)

4.7	Form of Pre-Funded Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on May 1, 2023)

4.8	Form of Tranche A Warrant to Purchase Common Stock or Pre-Funded Warrants (incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on May 1, 2023)

5.1	Opinion of O’Melveny & Myers LLP **

10.1	Securities Purchase Agreement, dated April 28, 2023, by and among Eledon Pharmaceuticals, Inc. and each purchaser identified on Schedule I thereto (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on May 1, 2023)

10.2	Registration Rights Agreement, by and among Eledon Pharmaceuticals, Inc. and certain purchasers (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K (File No. 001-36620) filed on May 1, 2023)

23.1	Consent of KMJ Corbin & Company LLP, independent registered public accounting firm **

23.4	Consent of O’Melveny & Myers LLP (included in legal opinion filed as Exhibit 5.1) **

24.1	Power of Attorney (included on signature page) **

107	Filing Fee Table **

**	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on May 18, 2023.

ELEDON PHARMACEUTICALS, INC.

By:	/s/ David-Alexandre C. Gros, M.D.
David-Alexandre C. Gros, M.D.
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints David-Alexandre C. Gros, M.D. and Paul Little, and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same and all exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David-Alexandre C. Gros, M.D. David-Alexandre C. Gros, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2023

/s/ Paul Little Paul Little	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2023

/s/ Keith A. Katkin Keith A. Katkin	Chairman of the Board of Directors	May 18, 2023

/s/ Jan Hillson, M.D. Jan Hillson, M.D.	Director	May 18, 2023

/s/ Gary A. Lyons Gary A. Lyons	Director	May 18, 2023

/s/ John S. McBride John S. McBride	Director	May 18, 2023

/s/ Walter Ogier Walter Ogier	Director	May 18, 2023

/s/ June Lee, M.D. June Lee, M.D.	Director	May 18, 2023

/s/ Steven Perrin Steven Perrin	President, Director	May 18, 2023